Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Gossamer Bio, Inc. for the registration of 162,336,800 shares of its common stock and to the incorporation by reference therein of our report dated March 17, 2023, with respect to the consolidated financial statements of Gossamer Bio, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
August 17, 2023